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                                                                    Exhibit 10.9

                            COMPENSATION ARRANGEMENTS
                                  JOHN M. COOK
                                      2001

JOHN M. COOK
CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER

    The Company has entered into an employment agreement, as amended, with John
M. Cook that currently expires December 31, 2005. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment (such that it always has a five-year term), subject to prior notice of non-renewal by the Board of Directors. Pursuant to Mr. Cook's employment agreement, for 2000 through 2005, Mr. Cook receives an annual base salary of $500,000, effective March 1, 2000, and an annual target bonus of up to 200 percent of his base salary based upon the Company's performance for the respective year. For the year 2001, the Compensation Committee determined that Mr. Cook is eligible to receive up to a maximum of 150,000 options if earnings per share for 2001 are greater than 150 percent of 2000 adjusted earnings per share. Mr. Cook will be entitled to receive a pro-rata share of options if 2001 earnings per share are between 130 percent and 149 percent of 2000 earnings per share. Any options granted to Mr. Cook would be granted at fair market value as of the end of 2001 and would vest over a four-year period at 25 percent per year. If Mr. Cook is terminated other than for cause or if Mr. Cook resigns for "Good Reason," he is eligible to receive a severance payment for the remainder of the five-year term, comprised of base salary and bonus, up to a maximum amount not to be deemed an "excess parachute payment" under the Code, and all outstanding options immediately become vested. "Good Reason" means any of the following occurring without Mr. Cook's consent: (i) the assignment of duties or a position or title inconsistent with or lower than the duties, position or title provided in Mr. Cook's Employment Agreement; (ii) a requirement that Mr. Cook perform a substantial portion of his duties outside Atlanta, Georgia;
(iii) a reduction of Mr. Cook's compensation unless the Board or an appropriate committee of the Board has authorized a general compensation decrease for all executive officers of the Company; (iv) the acquisition by any person, entity or group of 50 percent or more of the combined voting power of the then outstanding securities of the Company; (v) certain events of merger, consolidation, or transfer of assets of the Company ("Change in Control") resulting in a minority ownership by Company stockholders in the successor company following the Change in Control; (vi) the existing directors of the Company prior to a Change in Control constitute less than a majority of the directors of the successor company following the Change in Control; or (vii) there shall have occurred any other transaction or event that the Board of Directors of the Company in its discretion identifies as a Change in Control for this purpose. Mr. Cook also is entitled to receive certain supplemental insurance coverage and other personal benefits under his employment agreement. Mr. Cook has agreed not to compete with the Company or to solicit any of the Company's clients or employees for a period of 18 months following termination of employment.